                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 9, 1997

                                     AMONG

                                 WORLDCOM, INC.

                              TC INVESTMENTS CORP.

                                      and

                         MCI COMMUNICATIONS CORPORATION

                               TABLE OF CONTENTS

                                               ARTICLE I

                                               THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.4  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.5  Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.6  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.7  Officers and Directors of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.8  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                               ARTICLE II

                                        EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . .   4
2.1  Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.2  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.3  Distributions with Respect to Unexchanged Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.4  No Further Ownership Rights in MCI Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.5  No Fractional Shares of WorldCom Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.6  Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.7  No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.8  Investment of the Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.9  Lost Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.10  Withholding Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.11  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.12  Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                              ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .   9
3.1  Representations and Warranties of MCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     (a)  Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     (b)  Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     (c)  Authority; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     (d)  Reports and Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (e)  Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (f)  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     (g)  Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     (h)  Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     (i)  Opinions of Financial Advisors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (j)  Affiliate Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.2  Representations and Warranties of WorldCom  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (a)  Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (b)  Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (c)  Authority; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     (d)  Reports and Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     (e)  Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     (f)  Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     (g)  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     (h)  Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     (i)  Affiliate Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

3.3  Representations and Warranties of WorldCom and Merger Sub . . . . . . . . . . . . . . . . . . . . . . .  18
     (a)  Organization and Corporate Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (b)  Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (c)  Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (d)  No Business Activities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                               ARTICLE IV

                               COVENANTS RELATING TO CONDUCT OF BUSINESS   . . . . . . . . . . . . . . . . .  19
4.1  Covenants of MCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (a)  Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     (b)  Dividends; Changes in Share Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     (c)  Issuance of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     (d)  Governing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (e)  No Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (f)  No Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (g)  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (h)  Tax-Free Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (i)  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (j)  Accounting Methods; Income Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (k)  MCI Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.2  Covenants of WorldCom . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (a)  Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (b)  Dividends; Changes in Share Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (c)  Issuance of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (d)  Governing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (e)  No Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (f)  No Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (g)  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (h)  Tax-Free Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (i)  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (j)  Accounting Methods; Income Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (k)  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (l)  WorldCom Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.3  Advice of Changes; Governmental Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.4  Transition Planning . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.5  Control of Other Party's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                               ARTICLE V

                                         ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  27
5.1  Preparation of Proxy Statement; MCI Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . . . .  27
5.2  WorldCom Board of Directors; Officers; Headquarters; MCI Name.  . . . . . . . . . . . . . . . . . . . .  28
5.3  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.4  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.5  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.6  [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.7  Stock Options and Other Stock Plans; Employee Benefits Matters  . . . . . . . . . . . . . . . . . . . .  33
5.8  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.9  Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.10  Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.11  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.12  Accountants' Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.13  Listing of Shares of WorldCom Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.14  Voting Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                               ARTICLE VI

                                          CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .  35
6.1  Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . .  35
     (a)  Stockholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (b)  No Injunctions or Restraints, Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (c)  FCC and Public Utility Commission Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (d)  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (e)  EU Antitrust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (f)  NASDAQ Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (g)  Effectiveness of the Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.2  Additional Conditions to Obligations of WorldCom and Merger Sub . . . . . . . . . . . . . . . . . . . .  36
     (a)  Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (b)  Performance of Obligations of MCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (c)  Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.3  Additional Conditions to Obligations of MCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (a)  Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     (b)  Performance of Obligations of WorldCom   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     (c)  Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     (d)  No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                              ARTICLE VII

                                       TERMINATION AND AMENDMENT   . . . . . . . . . . . . . . . . . . . . .  37
7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.3  Payment by WorldCom . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.4  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.5  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                              ARTICLE VIII

                                           GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  41
8.1  Non-Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . . . .  41
8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.3  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.4  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.5  Entire Agreement; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.8  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.9  Submission to Jurisdiction; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.10  Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.11  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.12  Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                LIST OF EXHIBITS

Exhibit                                   Title
5.2(a)     Reconstitution of the Board of Directors of WorldCom

5.7        Stock Options and Other Stock-Based Plans; Employee Benefit Matters

6.2(c)(1)  Form of WorldCom Tax Opinion

6.2(c)(2)  Form of MCI Tax Opinion

6.2(c)(3)  Form of WorldCom Representations Letter

6.2(c)(4)  Form of MCI Representations Letter

                             GLOSSARY DEFINED TERMS


Definition                                                                                         Location of Definition
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 5.5
Affiliate Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(j)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(i)
Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(a)
BT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
BT Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
BT Inducement Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
BT Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(b)
Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(b)
Class A Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Class A Common Stock Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(a)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 5.3
Delaware Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.3
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.1
DOJ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.4(b)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.3
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(i)
ESPP .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(b)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.1
Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.1
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(a)
Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 5.8
Fairness Opinions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(i)
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1(a)
Financial Advisors .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(h)
Governmental Entity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
ISUs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(b)
Joint Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1(a)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(c)
MCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
MCI Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(j)
MCI Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
MCI Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1
MCI SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(d)
MCI Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1(b)
MCI Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(b)(i)
MCI Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(b)(ii)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(a)
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
NASDAQ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(a)
Ordinary Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

Definition                                                                                        Location of Definition
Ordinary Common Stock Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.8(a)
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(e)
PUCs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(b)
Regulation 4064/89  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Regulatory Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.4(b)
Reimbursement Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.2(b)
Required WorldCom Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(g)
Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Required MCI Votes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.l(f)
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 3.1(b)(i)
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(b)(i)
Rule 145  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(j)
SAS 72  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.12
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(d)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1(c)(iii)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(f)
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(g)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.1
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.11(h)(i)
Taxable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.11(h)(i)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.11(h)(i)
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11(h)(ii)
Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1(b)
the other party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.11(d)
U.S. GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(d)
Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(c)(ii)
WorldCom  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
WorldCom Affiliate Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Section 3.2(i)
WorldCom Alternative Transaction Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.2(b)
WorldCom Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
WorldCom Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.2
WorldCom Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(b)
WorldCom Series A Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(b)
WorldCom Series B Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(b)
WorldCom Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1(c)
WorldCom Voting Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2(b)(ii)
WorldCom SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.2 (d)

              AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1997 (this "Agreement"), among WORLDCOM, INC., a Georgia corporation ("WorldCom"), TC INVESTMENTS CORP., a Delaware corporation and a direct wholly-owned subsidiary of WorldCom ("Merger Sub"), and MCI COMMUNICATIONS CORPORATION, a Delaware corporation ("MCI").


                              W I T N E S S E T H:

              WHEREAS, the respective Boards of Directors of World Com, Merger Sub and MCI have each determined that the merger of MCI with and into Merger Sub (the "Merger") is in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which (a) each outstanding share of common stock, par value $.10 per share, of MCI ("Ordinary Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by WorldCom or directly by MCI will be converted into the right to receive shares of common stock, par value $.01 per share of WorldCom ("WorldCom Common Stock") as set forth in Section 1.8 and (b) each share of Class A common stock, par value $.10 per share, of MCI ("Class A Common Stock" and, collectively with the Ordinary Common Stock, the "MCI Common Stock") will be converted into the right to receive $51 in cash as set forth in
Section 1.8;

              WHEREAS, WorldCom, Merger Sub and MCI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

              WHEREAS, WorldCom, Merger Sub and MCI intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

              WHEREAS, MCI, British Telecommunications plc, a public limited company incorporated under the laws of England and Wales ("BT"), and Tadworth Corporation, a Delaware corporation and a wholly owned subsidiary of BT, have entered into the Agreement and Plan of Merger dated as of November 3, 1996, as amended (the "BT Merger Agreement");

              WHEREAS, BT, MCI and WorldCom have entered into an agreement dated as of the date hereof pursuant to which, among other things, BT has consented to and agreed to support the Merger and the other transactions contemplated by this Agreement (the "BT Agreement").

              WHEREAS, in the BT Agreement, WorldCom has agreed to pay BT $450 million and expenses not in excess of $15 million (collectively, the "BT Inducement Fee") in connection with the plan of reorganization in order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; and

              WHEREAS, the BT Merger Agreement has been terminated by MCI and BT by mutual agreement pursuant to Section 7.1(a) of the BT Merger Agreement.

              NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

              1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), MCI shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of MCI shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "MCI Communications Corporation".

              1.2 Closing. The closing of the Merger (the "Closing") will take place on the fifth Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

              1.3 Effective Time. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as WorldCom and MCI shall agree and be specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

              1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of MCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of MCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

              1.5 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'MCI Communications Corporation'".

              1.6 By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

              1.7 Officers and Directors of Surviving Corporation. The officers of MCI as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

              1.8 Effect on Capital Stock. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof,
(i) each share of Ordinary Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Ordinary Common Stock owned by WorldCom or Merger Sub or held by MCI, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio (as defined below) (the "Ordinary Common Stock Merger Consideration") and (ii) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock owned by WorldCom or Merger Sub or held by MCI, all of which shall be canceled as provided in
Section 1.8(c)) shall be converted into the right to receive $51 in cash, without interest thereon (the "Class A Common Stock Merger Consideration", and, collectively with the Ordinary Common Stock Merger Consideration, the "Merger Consideration"). "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market ("NASDAQ") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Effective Time (the "Measurement Period"); provided, that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586.

              (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of MCI Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of MCI Common Stock (a "Certificate") (other than Merger Sub, WorldCom and MCI) shall thereafter cease to have any rights with respect to such shares of MCI Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such certificate.

              (c) Each share of MCI Common Stock issued and owned or held by WorldCom, Merger Sub or MCI at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of WorldCom or other consideration shall be delivered in exchange therefor.

              (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

              2.1 Exchange Fund. Prior to the Effective Time, WorldCom shall appoint The Bank of New York, or another commercial bank or trust company having net capital of not less than $100,000,000, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, WorldCom shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of MCI Common Stock, certificates representing the WorldCom Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Ordinary Common Stock and cash in the amount required to be exchanged for Class A Common Stock in the Merger pursuant to Section 1.8. WorldCom agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions
pursuant to Section 2.3.   Any cash and certificates of WorldCom Common Stock
deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

              2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as WorldCom may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, if it is a Certificate for Ordinary Common Stock shall be entitled to receive in exchange therefor (A) one or more shares of WorldCom Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of MCI Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of WorldCom Common Stock pursuant to Section 2.5, or if it is a Certificate for Class A Common Stock, a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of MCI Common Stock which is not registered in the transfer records of MCI, one or more shares of WorldCom Common Stock evidencing, in the aggregate, the proper number of shares of WorldCom Common Stock, a check in the proper amount of cash in lieu of any fractional shares of WorldCom Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such MCI Common Stock to such a transferee if the Certificate representing such shares of MCI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

              2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of WorldCom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WorldCom Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of WorldCom Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of WorldCom Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WorldCom Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WorldCom Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WorldCom Common Stock.

              2.4 No Further Ownership Rights in MCI Common Stock. All shares of WorldCom Common Stock issued and cash paid upon conversion of shares of MCI Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of MCI Common Stock.

              2.5 No Fractional Shares of WorldCom Common Stock. (a) No certificates or scrip or shares of WorldCom Common Stock representing fractional shares of WorldCom Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of WorldCom or a holder of shares of WorldCom Common Stock.

              (b) Notwithstanding any other provision of this Agreement, each holder of shares of MCI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WorldCom Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WorldCom Common Stock multiplied by (ii) the last sales price per share of WorldCom Common Stock quoted on NASDAQ on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify

WorldCom, and WorldCom shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

              2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and WorldCom for the Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of WorldCom Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of WorldCom Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of MCI Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii))) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

              2.7 No Liability. None of WorldCom, Merger Sub, MCI, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

              2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of WorldCom Common Stock, and unpaid dividends and distributions on shares of WorldCom Common Stock deliverable in respect thereof, pursuant to this Agreement.

              2.10 Withholding Rights. Each of the Surviving Corporation and WorldCom shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of MCI Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.
To the extent that amounts are so withheld by the Surviving Corporation or WorldCom, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MCI Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or WorldCom, as the case may be.

              2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of MCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of MCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              2.12 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of MCI shall be closed and there shall be no further registration of transfers of shares of MCI Common Stock thereafter on the records of MCI. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of MCI Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or WorldCom for any reason shall be converted into the Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of WorldCom Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

              3.1 Representations and Warranties of MCI. Except as set forth in the MCI Disclosure Schedule delivered by MCI to WorldCom prior to the execution of this Agreement (the "MCI Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), MCI represents and warrants to WorldCom as follows:

              (a) Organization, Standing and Power. Each of MCI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(c)) on MCI. The copies of the certificate of incorporation and by-laws of MCI which were previously furnished to WorldCom are true, complete and correct copies of such documents as in effect on the date of this Agreement.

              (b) Capital Structure. (i) As of October 31, 1997, the authorized capital stock of MCI consisted of (A) 2,000,000,000 shares of Ordinary Common Stock, of which 565,301,683 shares were outstanding and (B) 500,000,000 shares of Class A Common Stock, of which 135,998,932 shares were outstanding and (C) 50,000,000 shares of preferred stock, of which 10,000,000 shares of Series E Junior Participating Preferred Stock have been designated and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of MCI Common Stock pursuant to the Rights Agreement dated as of September 30, 1994 between MCI and Mellon Bank, N.A., as rights agent, as amended (the "Rights Agreement"). Since October 31, 1997 to the date of this Agreement, there have been no issuances of shares of the capital stock of MCI or any other securities of MCI other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of October 31, 1997 under the Benefit Plans (as defined in Section 8.11(i)) of MCI. All issued and outstanding shares of the capital stock of MCI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock (other than Class A Common Stock) is entitled to preemptive rights. There were outstanding as of October 31, 1997 no options, warrants or other rights to acquire capital stock from MCI other than
(v) the Rights, (w) options representing in the aggregate the right to purchase 75,119,367 shares of MCI Common Stock under MCI's 1989 Stock Option Plan, MCI's 1988 Directors' Stock Option Plan and MCI's 1979 Stock Option Plan (collectively, the "MCI Stock Option Plans"), (x) rights to purchase an aggregate of 11,876,569 shares of MCI Common Stock under the MCI 1990 Stock Purchase Plan (the "ESPP"), (y) incentive stock units ("ISUs") representing the right to receive 5,484,883 shares of MCI Common Stock under MCI's 1989 Stock Option Plan and (z) rights to purchase an aggregate of 4,482,722 shares of MCI Common Stock under MCI's 401(k) Plan. Other than the associated Rights issued with the shares issued as described above, no options or warrants or other rights to acquire capital stock from MCI have been issued or granted since October 31, 1997 to the date of this Agreement.

              (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of MCI having the right to vote on any matters on which stockholders may vote ("MCI Voting Debt") are issued or outstanding.

              (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 5.7, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MCI or any of its Subsidiaries is a party or by which any of them is bound obligating MCI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of MCI or any of its Subsidiaries or obligating MCI or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of MCI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MCI or any of its Subsidiaries.

              (c) Authority; No Conflicts. (i) MCI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required MCI Votes (as defined in Section 3.1(f)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required MCI Votes. This Agreement has been duly executed and delivered by MCI and constitutes a valid and binding agreement of MCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

              (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of MCI or any Subsidiary of MCI, or (B) except as would not have a Material Adverse Effect on MCI and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MCI or any Subsidiary of MCI or their respective properties or assets.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union (a "Governmental Entity"), is required by or with respect to MCI or any Subsidiary of MCI in connection with the execution and delivery of this Agreement by MCI or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Council Regulation (EEC) No. 4064/89 ("Regulation 4064/89"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules, regulations, practices and policies promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws (the "Blue Sky Laws"), (D) the Securities Act of 1933, as amended (the "Securities Act"), (E) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (F) the DGCL with respect to the filing of the Delaware Certificate of Merger, (G) laws, rules, regulations, practices and orders of any state public service commissions ("PUCs"), foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (H) rules and regulations of NASDAQ, (I) antitrust or other competition laws of other jurisdictions, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on MCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "Required Consents."

              (d) Reports and Financial Statements. MCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, including all exhibits thereto, the "MCI SEC Reports"). No Subsidiary of MCI is required to file any form, report or other document with the SEC. None of the MCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the MCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of MCI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such MCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective MCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

              (e) Information Supplied. (i) None of the information supplied or to be supplied by MCI for inclusion or incorporation by reference in (A) the registration statement on Form S-4 (as defined in Section 5.1) to be filed with the SEC by WorldCom in connection with the issuance of the WorldCom Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 related to the MCI Stockholders Meeting and the WorldCom Stockholders Meeting (each, as defined in Section 5.1) and the WorldCom Common Stock to be issued in the Merger will, on the date it is first mailed to MCI stockholders or WorldCom Stockholders or at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by MCI with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by WorldCom for inclusion or incorporation by reference therein.

              (f) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Ordinary Common Stock and Class A Common Stock voting together as a single class and, if the Effective Time occurs prior to October l, 1998, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class, in either case to approve the Merger (the "Required MCI Votes"), are the only votes of the holders of any class or series of MCI capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

              (g) Rights Agreement. The Rights Agreement has been amended so as to provide that neither WorldCom nor Merger Sub will become an "Acquiring Person," and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

              (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Lazard Freres & Co. LLC and Lehman Brothers Inc. (collectively, the "Financial Advisors"), whose fees and expenses will be paid by MCI in accordance with MCI's agreement with such firms, based upon arrangements made by or on behalf of MCI and previously disclosed to WorldCom.

              (i) Opinions of Financial Advisors. MCI has received the opinion of each of the Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Ordinary Common Stock (the "Fairness Opinions"), a copy of each of which opinions have been made available to WorldCom.

              (j) Affiliate Letter. On or prior to the date of the MCI Stockholder Meeting, MCI will deliver to WorldCom a letter (the "MCI Affiliate Letter") identifying all persons who are "affiliates" of MCI for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, MCI will deliver on behalf of each person identified as an "affiliate" in the MCI Affiliate Letter (other than BT) a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145.

              3.2 Representations and Warranties of WorldCom. Except as set forth in the WorldCom Disclosure Schedule delivered by WorldCom to MCI prior to the execution of this Agreement (the "WorldCom Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), WorldCom represents and warrants to MCI as follows:

              (a) Organization, Standing and Power. Each of WorldCom and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on WorldCom. The copies of the certificate of incorporation and by-laws of WorldCom which were previously furnished to MCI are true, complete and correct copies of such documents as in effect on the date of this Agreement.

              (b) Capital Structure. (i) As of November 5, 1997, the authorized capital stock of WorldCom consisted of (A) 2,500,000,000 shares of WorldCom Common Stock of which 908,380,987 shares were outstanding and (B) 50,000,000 shares of Preferred Stock, par value $.01 per share, of which (1) 94,992 shares have been designated Series A 8% Cumulative Convertible Preferred Stock ("WorldCom Series A Preferred Stock"), of which 94,992 shares were outstanding, (2) 15,000,000 shares have been designated Series B Preferred Stock ("WorldCom Series B Preferred Stock"), of which 12,441,817 shares were outstanding and (3) 2,500,000 shares have been designated Series 3 Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Purchase Rights") distributed to the holders of WorldCom Common Stock pursuant to the Rights Agreement dated as of August 25, 1996 between WorldCom and Bank of New York, as rights agent (the "WorldCom Rights Agreement"). Since November 5, 1997 to the date of this Agreement, there have been no issuances of shares of the capital stock of WorldCom or any other securities of WorldCom other than issuances of shares pursuant to options or rights outstanding as of November 5, 1997 under the Benefit Plans (as defined in Section 8.11(h)) of WorldCom. All issued and outstanding shares of the capital stock of WorldCom are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of November 5, 1997 no options, warrants or other rights to acquire capital stock from WorldCom other than pursuant to WorldCom's pending acquisitions as of the date hereof. No options or warrants or other rights to acquire capital stock from WorldCom have been issued or granted since November 5, 1997 to the date of this Agreement.

              (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of WorldCom having the right to vote on any matters on which stockholders may vote ("WorldCom Voting Debt") are issued or outstanding.

              (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WorldCom or any of its Subsidiaries is a party or by which any of them is bound obligating WorldCom or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WorldCom or any of its Subsidiaries or obligating WorldCom or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of WorldCom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WorldCom or any of its Subsidiaries.

              (c) Authority; No Conflicts. (i) WorldCom has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required WorldCom Vote (as defined in Section 3.2(g)), to issue the shares of WorldCom Common Stock to be issued in the Merger

(the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WorldCom, subject to the approval by the stockholders of WorldCom of the Share Issuance and the affirmative vote of a majority of the outstanding voting power of the WorldCom Stock (as defined in Section 3.2(g)) to amend the Certificate of Incorporation of WorldCom to change its name as set forth in Section 5.2. This Agreement has been duly executed and delivered by WorldCom and constitutes a valid and binding agreement of WorldCom, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

              (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of WorldCom or any Subsidiary of WorldCom, (B) except as would not have a Material Adverse Effect on WorldCom and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WorldCom or any Subsidiary of WorldCom or their respective properties or assets.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to WorldCom or any Subsidiary of WorldCom in connection with the execution and delivery of this Agreement by WorldCom or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on WorldCom.

              (d) Reports and Financial Statements. WorldCom has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto, the "WorldCom SEC Reports"). No Subsidiary of WorldCom is required to file any form, report or other document with the SEC.

None of the WorldCom SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the WorldCom SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of WorldCom and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such WorldCom SEC Reports, as of their respective dates (and as of the date of any amendment to the respective WorldCom SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

              (e) Information Supplied. (i) None of the information supplied or to be supplied by WorldCom for inclusion or incorporation by reference in
(A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to MCI stockholders or WorldCom Stockholders or at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

              (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by WorldCom with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by MCI for inclusion or incorporation by reference therein.

              (f) Absence of Certain Changes or Events. Except as disclosed in the WorldCom SEC Reports filed prior to the date of this Agreement, since December 31, 1996 until the date hereof, WorldCom and its Subsidiaries have not incurred any material liability, except in the ordinary course of business consistent with past practice, nor has there been any change in the business, financial condition or results of operations of WorldCom or any of its Subsidiaries or any event involving WorldCom or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on WorldCom.

              (g) Vote Required. The affirmative vote of holders of shares of WorldCom Common Stock, WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock (collectively, "WorldCom Stock") representing a majority of the total votes cast at a meeting of the holders of outstanding shares of WorldCom Stock all voting together as a single class (the "Required WorldCom Vote"), is the only vote of the holders of any class or series of WorldCom capital stock necessary to approve the Share Issuance. The affirmative vote of holders of a majority of the outstanding voting power of the shares of WorldCom Stock, voting together as a single class (the "Charter Amendment Vote"), is the only vote of holders of any class or series of WorldCom capital stock necessary to approve the amendment to WorldCom's Certificate of Incorporation set forth in
Section 5.2 (the "Charter Amendment").

              (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WorldCom, except Salomon Brothers Inc, whose fees and expenses will be paid by WorldCom in accordance with WorldCom's agreement with such firm based upon arrangements made by or on behalf of WorldCom and previously disclosed to MCI.

              (i) Affiliate Letter. On or prior to the date of the WorldCom Stockholder Meeting, WorldCom will deliver to MCI a letter (the "WorldCom Affiliate Letter") identifying all persons who are "affiliates" of WorldCom for purpose of Rule 145. On or prior to the Closing Date, WorldCom will deliver on behalf of each person identified as an "affiliate" in the WorldCom Affiliate Letter an Affiliate Agreement in connection with restrictions on affiliates under Rule 145.

              3.3 Representations and Warranties of WorldCom and Merger Sub. WorldCom and Merger Sub represent and warrant to MCI as follows:

              (a) Organization and Corporate Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of WorldCom.

              (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

              (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

              (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the purchase of Ordinary Common Stock in open-market transactions, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

              4.1 Covenants of MCI. During the period from the date of this Agreement and continuing until the Effective Time, MCI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the MCI Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that WorldCom shall otherwise consent in writing):

              (a) Ordinary Course. (i) MCI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by MCI or its Subsidiaries with respect to matters specifically addressed by any other provision of this
Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

              (ii) MCI shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of 105% of the aggregate amounts set forth in Section 4.1(a) of the MCI Disclosure Schedule.

              (b) Dividends; Changes in Share Capital. MCI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) MCI may continue the declaration and payment of regular semiannual cash dividends not in excess of $0.025 per share of MCI Common Stock, in each case with usual record and payment dates for such dividends in accordance with MCI's past practice and (B) dividends by wholly owned Subsidiaries of MCI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of MCI which remains a wholly owned Subsidiary after consummation of such transaction, or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by MCI of MCI Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the MCI Benefit Plans.

              (c) Issuance of Securities. Except as set forth in Section 5.7, MCI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any MCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or MCI Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of MCI Common Stock (and the associated Rights) upon the exercise of stock options or in connection with other stock-based benefits plans outstanding on the date hereof in accordance with their present terms,
(ii) issuances by a wholly owned Subsidiary of MCI of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Rights Agreement or
(iv) issuances of shares, options, rights or other awards and amendments to equity-related awards, in the ordinary course of business and consistent with past practice pursuant to the MCI Benefit Plans.

              (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, MCI and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

              (e) No Acquisitions. Other than acquisitions in existing or related lines of business of MCI the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $325 million in the aggregate, MCI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of MCI and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of MCI or (y) the creation of new Subsidiaries of MCI organized to conduct or continue activities otherwise permitted by this Agreement.

              (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of MCI, (ii) dispositions referred to in MCI SEC Reports filed prior to the date of this Agreement and
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, MCI shall not, and shall not permit any Subsidiary of MCI to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of MCI) which are material, individually or in the aggregate, to MCI.

              (g) Indebtedness. MCI shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by MCI or a Subsidiary of MCI to or in MCI or any Subsidiary of MCI or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

              (h) Tax-Free Qualification. MCI shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

              (i) Other Actions. MCI shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.5, any of the conditions to the Merger set forth in Article VI not being satisfied.

              (j) Accounting Methods; Income Tax Elections. Except as disclosed in MCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, MCI shall not change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. GAAP as concurred in by MCI's independent auditors. MCI shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with WorldCom.

              (k) MCI Rights Agreement. Except as provided in Section 5.10, MCI shall not amend, modify or waive any provision of the MCI Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the MCI Board has determined is a Superior Proposal, to be consummated no earlier than December 31, 1998.

              4.2 Covenants of WorldCom. During the period from the date of this Agreement and continuing until the Effective Time, WorldCom agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the WorldCom Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that MCI shall otherwise consent in writing):

              (a) Ordinary Course. (i) WorldCom and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by WorldCom or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

              (ii) WorldCom shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business (other than incidentally as part of a larger acquisition within an existing line of business) or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice.

              (b) Dividends; Changes in Share Capital. WorldCom shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) WorldCom may continue the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (including increases in such amounts consistent with past practice) and (B) dividends by wholly owned Subsidiaries of WorldCom, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of WorldCom which remains a wholly owned Subsidiary after consummation of such transaction, (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by WorldCom of WorldCom Common Stock in the ordinary course of business consistent with past practice in connection with share options, share incentive schemes, profit sharing schemes or other benefit plans of WorldCom or repurchases of shares of WorldCom Common Stock in open market or privately negotiated transactions other than during the Measurement Period.

              (c) Issuance of Securities. WorldCom shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any WorldCom Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or

WorldCom Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of WorldCom Common Stock upon the exercise of stock options, (ii) issuances by a wholly owned Subsidiary of WorldCom of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of WorldCom, (iii) issuances of options, awards, and amendments to equity-related awards pursuant to WorldCom benefit plans as in effect from time to time, (iv) issuances in accordance with the WorldCom Rights Agreement or (v) issuances in respect of any acquisitions by WorldCom or its subsidiaries that are currently pending ("WorldCom Pending Acquisitions") on the date hereof or are permitted pursuant to Section 4.2(e).

              (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, WorldCom and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

              (e) No Acquisitions. Other than acquisitions in existing or related lines of business of WorldCom the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $525 million in the aggregate and other than WorldCom Pending Acquisitions, WorldCom, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of WorldCom or (y) the creation of new Subsidiaries of WorldCom organized to conduct or continue activities otherwise permitted by this Agreement.

              (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of WorldCom, (ii) dispositions referred to in WorldCom SEC Reports filed prior to the date of this Agreement and (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, WorldCom shall not, and shall not permit any Subsidiary of WorldCom to, sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of WorldCom) which are material, individually or in the aggregate, to WorldCom.

              (g) Indebtedness. WorldCom shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by WorldCom or a Subsidiary of WorldCom to or in WorldCom or any Subsidiary of WorldCom or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

              (h) Tax-Free Qualification. WorldCom shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

              (i) Other Actions. WorldCom shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

              (j) Accounting Methods; Income Tax Elections. Except as disclosed in WorldCom SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, WorldCom shall not change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. GAAP as concurred in by WorldCom's independent auditors. WorldCom shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with MCI.

              (k) Acquisition Proposals. WorldCom shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with respect to or consummate any transaction contemplated by an Acquisition Proposal (as defined in Section 5.5).

              (l) WorldCom Rights Agreement. WorldCom shall not amend, modify or waive any provision of the WorldCom Rights Agreement and shall not take any action to redeem the WorldCom Rights or render the WorldCom Rights inapplicable to any transaction.

              4.3  Advice of Changes; Governmental Filings.  Each party shall
(a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. MCI and WorldCom shall file all reports required to be filed by each of them with the SEC (and all other

Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of MCI and WorldCom shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

              4.4 Transition Planning. Bernard J. Ebbers, as Chief Executive Officer of WorldCom, and Gerald H. Taylor, as Chief Executive Officer of MCI, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chief Executive Officer of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Ebbers and Taylor jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of WorldCom and MCI after the Effective Time and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation.

              4.5 Control of Other Party's Business. Nothing contained in this Agreement shall give MCI, directly or indirectly, the right to control or direct WorldCom's operations prior to the Effective Time. Nothing contained in this Agreement shall give WorldCom, directly or indirectly, the right to control or direct MCI's operations prior to the Effective Time. Prior to the Effective Time, each of MCI and WorldCom shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

              5.1  Preparation of Proxy Statement; MCI Stockholders Meeting.
(a) As promptly as practicable following the date hereof, WorldCom shall, in cooperation with MCI, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and an amendment to its existing registration statement on Form S-4 with respect to the issuance of WorldCom Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in the Form S-4 as WorldCom's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of WorldCom and MCI shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. WorldCom shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus to MCI and advise MCI of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. WorldCom agrees that none of the information supplied or to be supplied by WorldCom for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MCI agrees that none of the information supplied or to be supplied by MCI for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to WorldCom and the WorldCom Stockholders Meeting will be deemed to have been supplied by WorldCom and information concerning or related to MCI and the MCI Stockholders Meeting shall be deemed to have been supplied by MCI. WorldCom will provide MCI with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide MCI with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by MCI for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of MCI, which approval shall not be unreasonably withheld or delayed.

              (b) MCI shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "MCI Stockholders Meeting") for the purpose of obtaining the Required MCI Votes with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required MCI Votes and the Board of Directors of MCI shall recommend adoption of this Agreement by the stockholders of MCI. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.5 and 7.1(f), MCI agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to MCI of any Acquisition Proposal.

              (c) WorldCom shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "WorldCom Stockholders Meeting") for the purpose of obtaining the Required WorldCom Vote and the Charter Amendment Vote, shall take all lawful action to solicit the approval of the Share Issuance and the Charter Amendment by the Required WorldCom Vote and the Charter Amendment Vote and the Board of Directors of WorldCom shall recommend approval of the transactions contemplated by this Agreement by the stockholders of WorldCom.

              5.2 WorldCom Board of Directors; Officers; Headquarters; MCI Name. (a) WorldCom shall take all necessary action to reconstitute the Board of Directors of WorldCom as of the Effective Time in accordance with Exhibit 5.2(a) hereto.

              (b) WorldCom shall take all necessary action to cause Bert C. Roberts, Jr. to be appointed Chairman of WorldCom as of the Effective Time.

              (c) WorldCom shall take all action necessary to cause the senior management of WorldCom to be as previously agreed between the parties.

              (d) As of the Effective Time, WorldCom shall be headquartered in Jackson, Mississippi and the Surviving Corporation shall be headquartered in Washington D.C.

              (e) [Intentionally Omitted]

              (f) WorldCom shall take all action necessary to amend its Certificate of Incorporation as of the Effective Time to change its name to "MCI WorldCom".

              5.3 Access to Information. Upon reasonable notice, MCI shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WorldCom reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, MCI shall (and shall cause its Subsidiaries to) furnish promptly to WorldCom (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that MCI may restrict the foregoing access to the extent that (i) a Governmental Entity requires MCI or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to MCI requires MCI or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 16, 1997 between MCI and WorldCom (the "Confidentiality Agreement"). Any investigation by WorldCom or MCI shall not affect the representations and warranties of MCI or WorldCom, as the case may be.

              5.4 Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

              (b) Each of WorldCom and MCI shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Federal Communications Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

              (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of WorldCom and MCI shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

              (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of WorldCom and MCI shall use its best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

              (e) Each of WorldCom, Merger Sub and MCI shall use its best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

              5.5 Acquisition Proposals. Each of WorldCom and MCI agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each of WorldCom and MCI further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, MCI or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of MCI, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the MCI Stockholders Meeting shall not have occurred, (ii) the Board of Directors of MCI concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the MCI Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of MCI notifies WorldCom immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. MCI agrees that it will keep WorldCom informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of WorldCom and MCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of WorldCom and MCI agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this
Section 5.5 of the obligations undertaken in this Section 5.5.  Nothing in this
Section 5.5 shall (x) permit either WorldCom or MCI to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of MCI or WorldCom under this Agreement.

              5.6  [Intentionally Omitted]

              5.7 Stock Options and Other Stock Plans; Employee Benefits Matters. MCI and WorldCom will agree to provisions with respect to MCI's stock options and other stock plans and treatment of MCI's officers and employees as set forth in Exhibit 5.7 hereto.

              5.8 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on MCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of MCI resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by WorldCom and MCI and (c) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

              5.9 Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect in its certificate of incorporation and by-laws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

              5.10 Rights Agreement. The Board of Directors of MCI shall take all further action (in addition to that referred to in Section 3.1(g)) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

              5.11 Public Announcements. MCI and WorldCom shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

              5.12 Accountants' Letters. Upon reasonable notice from the other, MCI and WorldCom shall use their respective reasonable best efforts to cause Price Waterhouse LLP and Arthur Andersen LLP, respectively, to deliver to WorldCom or MCI, as the case may be, a letter, dated within two business days of the Effective Time of the Form S-4 covering such matters as are requested by WorldCom or MCI, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with WorldCom's efforts to obtain such letter, if requested by Arthur Andersen LLP, MCI shall provide a representation letter to Arthur Andersen LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with MCI's efforts to obtain such letter, if requested by Price Waterhouse LLP, WorldCom shall provide a representation letter to Price Waterhouse LLP complying with SAS 72, if then required.

              5.13 Listing of Shares of WorldCom Common Stock. WorldCom shall use its best efforts to cause the shares of WorldCom Common Stock to be issued in the Merger to be approved for quotation, upon official notice of issuance, on NASDAQ.

              5.14 Voting Trust. If at any time prior to the MCI Stockholders Meeting a third party shall make an unsolicited tender or exchange offer to acquire control of MCI, which offer is not recommended by MCI's Board of Directors, then WorldCom and MCI will use their reasonable best efforts to consummate the transactions contemplated hereby by implementing a "voting trust" or similar structure permitting consummation of the transactions contemplated hereby prior to the receipt of final FCC and PUC approvals.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

              6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of MCI, WorldCom and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) Stockholder Approval. (i) MCI shall have obtained the Required MCI Votes in connection with the adoption of this Agreement by the stockholders of MCI and (ii) WorldCom shall have obtained the Required WorldCom Vote in connection with the approval of the Share Issuance by the stockholders of WorldCom.

              (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, such order or injunction.

              (c) FCC and Public Utility Commission Approvals. All approvals for the Merger from the FCC and from the PUCs shall have been obtained other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on WorldCom and its Subsidiaries (including the Surviving Corporation).

              (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

              (e) EU Antitrust. WorldCom and MCI shall have received in respect of the Merger and any matters arising therefrom: confirmation by way of a decision from the Commission of the European Union under Regulation 4064.89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

              (f) NASDAQ Listing. The shares of WorldCom Common Stock to be issued in the Merger shall have been approved upon official notice of issuance for quotation on NASDAQ.

              (g) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

              6.2 Additional Conditions to Obligations of WorldCom and Merger Sub. The obligations of WorldCom and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by WorldCom, on or prior to the Closing Date of the following conditions:

              (a) Representations and Warranties. Each of the representations and warranties of MCI set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of MCI that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and WorldCom shall have received a certificate of the chief executive officer and the chief financial officer of MCI to such effect.

              (b) Performance of Obligations of MCI. MCI shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and WorldCom shall have received a certificate of the chief executive officer and the chief financial officer of MCI to such effect.

              (c) Tax Opinion. WorldCom shall have received from Cravath, Swaine & Moore, counsel to WorldCom, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to WorldCom shall be entitled to rely upon representations of officers of WorldCom and MCI substantially in the form of Exhibits 6.2(c)(3) and 6.2(c)(4).

              6.3 Additional Conditions to Obligations of MCI. The obligations of MCI to effect the Merger are subject to the satisfaction of, or waiver by MCI, on or prior to the Closing Date of the following additional conditions:

              (a) Representations and Warranties. Each of the representations and warranties of WorldCom and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of each of WorldCom and Merger Sub that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and MCI shall have received a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect.

              (b) Performance of Obligations of WorldCom. WorldCom shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and MCI shall have received a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect.

              (c) Tax Opinion. MCI shall have received from Simpson Thacher & Bartlett, counsel to MCI, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(2). In rendering such opinion, counsel to MCI shall be entitled to rely upon representations of officers of WorldCom and MCI substantially in the form of Exhibits 6.2(c)(3) and 6.2(c)(4).

              (d) No Material Adverse Change. Since the date of this Agreement, WorldCom and its Subsidiaries shall not have incurred any material liability, except in the ordinary course of business consistent with past practice, nor shall there have been any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of WorldCom and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

              7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MCI or WorldCom:

              (a) By mutual written consent of WorldCom and MCI, by action of their respective Boards of Directors;

              (b) By either MCI or WorldCom if the Effective Time shall not have occurred on or before December 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.4) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

              (c) By either MCI or WorldCom if (x) any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their best efforts to obtain, in accordance with
Section 5.4), in each case (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c), (d) and (e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has to any extent been the cause of such action or inaction;

              (d) By either MCI or WorldCom if the approval by the stockholders of MCI or of WorldCom required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required MCI Votes or the Required WorldCom Vote, as the case may be, at a duly held meeting of stockholders of MCI or WorldCom, as the case may be, or at any adjournment thereof;

              (e) By WorldCom if the Board of Directors of MCI, prior to the MCI Stockholders Meeting (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 5.5, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.5 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

              (f) By MCI at any time prior to the MCI Stockholders Meeting, upon two Business Days' prior notice to WorldCom, if the Board of Directors of MCI shall approve a Superior Proposal; provided, however, that (i) MCI shall have complied with Section 5.5, (ii) the Board of Directors of MCI shall have concluded in good faith, after giving effect to all concessions which may be offered by WorldCom pursuant to clause (iii) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, MCI shall, and shall cause its financial and legal advisors to, negotiate with WorldCom to make such adjustments in the terms and conditions of this Agreement as would enable WorldCom to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by MCI pursuant to this
Section 7.l(f) that MCI shall have made the payment of the WorldCom Alternative Transaction Fee to WorldCom required by Section 7.2(b).

              Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

              7.2 Effect of Termination. (a) In the event of termination of this Agreement by either MCI or WorldCom as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WorldCom or MCI or their respective officers or directors except with respect to Section 3.1(h), Section 3.2(h), Section 4.1(k), the second sentence of Section 5.3, Section 5.8, this Section 7.2 and
Article VIII.

              (b) WorldCom and MCI agree that (i) if MCI shall terminate this Agreement pursuant to Section 7.1(f) or (ii) if (x) MCI or WorldCom shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of MCI's stockholders to approve and adopt this Agreement or WorldCom shall terminate this Agreement pursuant to Section 7.1(e), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to MCI and (z) within 12 months of the termination of this Agreement, MCI enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then MCI shall pay to WorldCom an amount equal to $750 million

(the "WorldCom Alternative Transaction Fee") and shall reimburse WorldCom for the amount of the BT Inducement Fee paid to BT (such amount, the "Reimbursement Amount").

              (c) The WorldCom Alternative Transaction Fee and the Reimbursement Amount required to be paid pursuant to Section 7.2(b)(i) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement pursuant to such Section. Any other payment required to be made pursuant to Section 7.2(b) shall be made to WorldCom not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. All payments under this Section 7.2 and under Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

              7.3 Payment by WorldCom. WorldCom and MCI agree that if (a) this Agreement shall be terminated pursuant to (i) Section 7.1(b) and any of the conditions to the Merger set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.3(a), 6.3(b) or 6.3(d) has not been satisfied, (ii) Section 7.1(c), or (iii) Section 7.1(d) solely as a result of the Required WorldCom Vote not being obtained at a duly called WorldCom Stockholders Meeting or (b) notwithstanding the satisfaction of all the conditions set forth in Sections
6.1 and 6.2 and the satisfaction or waiver by MCI of all the conditions set forth in Section 6.3, WorldCom is not willing to consummate the Merger, then, unless (1) MCI shall not have complied with Section 5.4 or (2) MCI shall have breached its representations or warranties or its agreements or covenants hereunder such that either of the conditions to the Merger set forth in Section 6.2(a) or 6.2(b) has not been satisfied, WorldCom shall pay to MCI an amount in cash equal to $1.635 billion. The payment required to be made pursuant to this
Section 7.3 shall be made not later than two Business Days after the date of such termination or such willful failure of WorldCom to close. Notwithstanding anything in this Agreement (including Section 8.10) to the contrary, the payment of any amount pursuant to this Section 7.3 (other than pursuant to Section 7.3(a)(i), if due to the failure of the conditions set forth in Section 6.3(a) or 6.3(b), or Section 7.3(b)) shall constitute liquidated damages in full and complete satisfaction of, and shall be MCI's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related thereto or otherwise arising out of or in connection with this Agreement.

              7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MCI and WorldCom, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

              8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

              8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

              (a)   if to WorldCom or Merger Sub, to

                         WorldCom, Inc.
                         10777 Sunset Office Drive
                         Suite 330
                         St. Louis, MO  63127
                         Attention: P. Bruce Borghardt, Esq.
                                    General Counsel
                                    Corporate Development
                         Facsimile No.:  314-909-4101

                    with a copy to

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York  10019
                         Attention:  Allen Finkelson, Esq.
                                     Robert A. Kindler, Esq.
                         Facsimile No.: 212-474-3700

              (b)   if to MCI to

                          MCI Communications Corporation
                          1801 Pennsylvania Avenue, NW
                          Washington, D.C.  20006
                          Attention: Michael Salsbury, Esq.
                                     Executive Vice President
                                     and General Counsel
                          Facsimile No.: 202-887-3353

                    with a copy to

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York  10017
                          Attention:  Richard I. Beattie, Esq.
                                      Philip T. Ruegger III, Esq.
                          Facsimile No.: 212-455-2502

              8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

              8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

              8.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the BT Agreement (and the agreement referred to in Section 5.2(c)) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

              (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

              8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

              8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

              8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of WorldCom without the consent of MCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

              8.9 Submission to Jurisdiction; Waivers. Each of WorldCom and MCI irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WorldCom and MCI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.
Each of WorldCom and MCI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

              8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

              8.11  Definitions.  As used in this Agreement:

              (a) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

              (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

              (c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

              (d) "the other party" means, with respect to MCI, WorldCom and means, with respect to WorldCom, MCI.

              (e) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

              (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

              (g) "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of MCI concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to MCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5 except that the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving MCI, or with respect to assets (including the shares of any Subsidiary of MCI) of MCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

                 (h) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) all of the foregoing in effect on the date of this Agreement, to which such Person is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

                 8.12 Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of MCI and WorldCom under any other agreement between the parties shall not be affected by any provision of this Agreement.

         IN WITNESS WHEREOF, WorldCom, MCI and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of November 9, 1997.

                                       WORLDCOM, INC.


                                       By: /s/ Bernard J. Ebbers
                                          Name:  Bernard J. Ebbers
                                          Title:  President and Chief
                                                  Executive Officer


                                       TC INVESTMENTS CORP.


                                       By: /s/ Bernard J. Ebbers
                                          Name:  Bernard J. Ebbers
                                          Title:  President and Chief
                                                  Executive Officer


                                       MCI COMMUNICATIONS CORPORATION


                                       By: /s/ Bert C. Roberts, Jr.
                                          Name:  Bert C. Roberts, Jr.
                                          Title:   Chairman

                                                               EXHIBIT 5.2(a) TO
                                                            THE MERGER AGREEMENT


              RECONSTITUTION OF THE BOARD OF DIRECTORS OF WORLDCOM


The Board of Directors of WorldCom, as of the Effective Time, shall consist of fifteen members, eight of whom shall be designated by WorldCom from among the directors of WorldCom, five of whom shall be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party shall be reasonably acceptable to the other party.

                                                                     Exhibit 5.7



                     Outline of Employee Benefit Provisions


1. All outstanding equity awards, including all ISUs, all restricted stock and all option grants will continue to vest (and be paid out) or become exercisable, as the case may be, in accordance with their current terms and will not be further accelerated in any way; provided, however, that if the Merger is not a pooling transaction, all such equity grants that have not otherwise previously lapsed or been forfeited shall vest upon the closing of the Merger. Upon the Effective Time, any outstanding equity awards will be converted into shares (and options, as the case may be) of the Parent on identical terms. Specifically:

                 On or prior to the Effective Time, MCI shall take all action necessary to cause each option to purchase shares of MCI Common Stock (each, an "MCI Stock Option") that was granted pursuant to the MCI Stock Option Plans prior to the Effective Time and which remains outstanding immediately prior to the Effective Time to be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the MCI Stock Option, that number of shares of Parent's common stock determined by multiplying the number of shares of MCI Common Stock subject to such MCI Stock Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent's common stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the Exchange Ratio; provided however, that in the case of any MCI Stock Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of section 424(a) of the Code. In addition, all unvested and unpaid MCI restricted stock and ISUs shall be converted to the number of shares of Parent common stock or ISUs determined by multiplying such shares of restricted stock and ISUs by the Exchange Ratio.

2. The employment agreements covering the Senior Executives of MCI will be revised to:

         a. eliminate the limitations on severance pay in the event of a "Final Year Constructive Termination," as defined in such contracts; and

         b. add minimum bonus provisions to the contracts under which each executive's annual bonuses could not be less than the average annual bonus earned by the executive in respect of 1994, 1995 and 1996.

3. The term of MCI's "Executive Severance Policy" will be extended to the third anniversary of the signing of this Agreement except for those provisions that would affect the equity rights of a participant in such Policy, to the extent necessary to preserve pooling.

4. A cash retention award pool of up to $320 million will be created to provide retention incentives for MCI employees, as determined by the MCI Compensation Committee as soon as practicable hereafter. The schedule of payment of such incentives will be subject to the approval of Parent, which will not be unreasonably withheld; and Parent will be informed as to the other aspects of the incentives.

5. In addition, awards under the "Management Employee Bonus Program", the "Other Employee Bonus Program" and the "Retention Bonus Pool" currently maintained by MCI will be payable not earlier than:

                       50% on December 1, 1997; and
                       50% on December 1, 1998;

         provided, however that upon the closing date of any transaction, involving the sale or other disposition of a majority of MCI's stock or assets, any such amounts that have not yet been paid will be accelerated and paid out.

6. Executives not covered by employment contracts or the Executive Severance Policy will participate in a new severance program with a severance formula based on the guidelines currently used for executive severance but in any event shall not receive less than they would have received under paragraph 7 below. (See Appendix A).

7. All other employees below the levels set forth in 6. above will receive severance of three weeks per year of service if terminated in connection with Merger.

                                                                      Appendix A

                       Executive Termination Pay Schedule


                              Director (9-11)              Vice President (12-13)              Pres. & Sr. VP (14+)
                              ---------------              ----------------------              --------------------
    Years of                     Months of                        Months of                         Months of
    Service                      Severance                        Severance                         Severance
    -------                      ---------                        ---------                         ---------
 1 year or less                      4                                6                                 8

 over 1 year                         5                                7                                 9

 over 2 years                        5                                7                                 10
 over 3 years                        6                                8                                 10

 over 4 years                        7                                9                                 11
 over 5 years                        7                               10                                 12

 6 or more years                     8                               10                                 12